EXHIBIT F-1


                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]

                                December 26, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:  ALLIANT ENERGY CORPORATION, ET AL.
                    FORM U-1 APPLICATION/DECLARATION
                    (FILE NO. 70-9735)

Ladies and Gentlemen:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned, utility subsidiaries, Wisconsin Power and Light Company ("WPL") and South Beloit Water, Gas & Electric Company ("South Beloit"), and its subsidiaries, American Transmission Company LLC (the "Transco") and ATC Management Inc. (the "Corporate Manager") (collectively, the "Applicants"). I have acted as counsel for Alliant Energy, WPL and South Beloit (collectively, the "Alliant Energy Applicants") in connection with the Application.

     In the Application, the Applicants request authority for, among other things: (i) WPL and South Beloit to transfer certain transmission assets to the Transco; (ii) WPL and South Beloit to receive Transco member units in exchange for such assets; (iii) the purchase by WPL, South Beloit and other utilities of Corporate Manager shares; (iv) acquisition by the Transco of the transmission assets of other utilities in exchange for member units; and (v) the acquisition by WPL of all of the member units of a separate wholly-owned limited liability company ("NewCo") created to effect the transfer of WPL's transmission assets to the Transco.

     In connection with this opinion, I have examined original, certified or conformed copies of all such corporate records, agreements, instruments and documents of Alliant Energy, WPL and South Beloit, certificates of public officials and officers of Alliant Energy, WPL and South Beloit, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:

     (a) all state laws applicable to the proposed transactions will have been complied with;

     (b) (i) NewCo is validly organized and duly existing, and (ii) the membership interests of NewCo will be validly issued, and the holders thereof will be entitled to all of the rights and privileges of a member of NewCo as set forth in NewCo's articles of organization and operating agreement;

     (c) WPL and South Beloit will legally acquire the membership interests of the Transco and the shares of the Corporate Manager; and

     (d) the consummation of the proposed transactions will not violate the legal rights of the holders or any securities issued by Alliant Energy, WPL, South Beloit or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy, WPL and South Beloit in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

     I hereby consent to the use of this opinion in connection with the Application.

                                        Sincerely,




                                       2